Exhibit 99.2
Under Armour: 4Q16 Earnings Call, January 31, 2017 (Chip Molloy)

Thanks, Kevin. Today, I will review our fourth quarter and full year 2016 results before handing it over to Dave who will provide an updated outlook on 2017.

Starting with our fourth quarter - total Revenue was up 12% to $1.3 billion.

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Clicking down into revenue by product type...for reasons Kevin detailed, Apparel revenue came in lighter than we had originally anticipated with an increase of 7% to $929 million yet we did see strong results from our sport categories including golf and basketball.

•	Footwear revenues increased 36% to $228 million as both running and basketball delivered strong growth driven by more premium product offerings.

•	And, revenues for Accessories increased 7% to $104 million in the quarter with solid results in our bags and headwear businesses.

Looking at revenue by channel:

•	Sales to our wholesale customers were up 5% to $742 million, a result moderated by the challenges in our North American business that we've spoken to today.

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Our Direct-to-Consumer revenues grew 23% to $518 million, representing approximately 40% of total revenues for the quarter. We finished the quarter with 241 owned stores globally consisting of 188 Factory House and 53 Brand House locations.

•	Revenues for our licensing business grew 20% to $30 million

•	And, Connected Fitness revenues grew 8% to $18 million.

On a regional basis....

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North American revenues, which are 82% of global total, increased 6% to $1.1 billion. It's important to note that North American Apparel is still our largest and most profitable business by far. Accordingly, less than expected growth in this area disproportionately pressures our overall growth rate which we saw in the fourth quarter.

•	Our International businesses continues to deliver strong top-line results at we elevate and expand our brand reach around the world. With a 55% increase to $215 million, our international business reached 16% of total revenues in the fourth quarter. Excluding currency, revenues were up 60%. The continued momentum we saw in the fourth quarter across all of our international regions, especially in the Asia-Pacific region, gives us increasing confidence in the investments we have made and the strategy we have executed against to scale our Brand around the world.

Turning to margins....fourth quarter gross margin decreased 320 basis points to 44.8% compared to 48.0% in the prior year's period. The decrease includes a negative impact of approximately 230 basis points driven by higher discounts and promotions partially offset by continued improvement in product input costs...and about 90 basis points of negative impact from the continued strength of our footwear and international businesses, which carry lower margins.

Selling, general and administrative expenses grew 9% to $420 million, an increase predominately driven by investments in our direct-to-consumer business including both physical and digital concepts, and infrastructure necessary to support our strategic growth initiatives. The overall SG&A increase was lower due to lower incentive compensation. Fourth quarter operating income decreased 6% to $167 million .

Interest expense for the fourth quarter increased to approximately $8 million compared to $4 million in the prior year's period. Within other expense, we recorded a loss of $1.7 million in the current year versus a loss of $2.2 million in the prior year. In addition, the tax rate in the fourth quarter was 33.2% compared to 38.4% in the prior year, due to a higher mix of international sales and profitability and a tax benefit related to our prior year acquisitions. And finally fourth quarter net income decreased 1% to $105 million.

On the balance sheet, total cash and cash equivalents for the quarter was $250 million compared with $130 million at December 31, 2015. Inventory for the quarter increased 17% to $917 million and total debt was up 22% to $817 million. Looking at our cash flows, our investment in capital expenditures was $92 million for the fourth quarter compared to $85 million in the prior year's period.

Moving on to the full year.

Revenues in 2016 grew 22% to $4.8 billion, up 23% on a currency neutral basis. By region, revenues in North America were up 16% and international revenues grew 63% to reach 15% of our overall business. By channel...wholesale revenues grew 19% to $3.1 billion. Our Direct-to-Consumer revenues grew 27% to $1.5 billion and was approximately 31% of total Under Armour revenues for the year. Licensing revenues grew 19% to $100 million and Connected Fitness revenues grew 51% to $80 million.

Full year gross margin declined 160 basis points to 46.5%. The decline was primarily due to actions to better manage our inventory including discounting, especially in the back half of the year. Mix shifts toward our footwear and international businesses, which carry lower margins, also negatively impacted margin partially offset by our continued focus on product input cost improvements.

Full year SG&A grew 22% to $1.8 billion and operating income grew 2.9% to $420 million. Net income decreased 11% to $259 million.

I will now hand it over to Dave to provide our updated outlook for 2017.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “assumes,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts, which can impact our profitability and growth; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with existing trade and other regulations, and the potential impact of new trade and tax regulations on our profitability; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this script refers to certain “currency neutral” financial information, which is a non-GAAP financial measures.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management uses this information internally to assess sales performance and believes this information is useful both internally and to investors to facilitate a comparison of the Company's results of operations period-over-period.

This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

Currency Neutral Net Revenue Growth Reconciliation

	Quarter Ended December 31,	Year Ended December 31,
Total Net Revenue	2016	2016
Net revenue growth - GAAP	11.7%	21.8%
Foreign exchange impact	0.6%	1.2%
Currency neutral net revenue growth - Non-GAAP	12.3%	23.0%

North America
Net revenue growth - GAAP	5.9%	16.0%
Foreign exchange impact	0.1%	—%
Currency neutral net revenue growth - Non-GAAP	6.0%	16.0%

International
Net revenue growth - GAAP	55.2%	63.2%
Foreign exchange impact	4.8%	5.8%
Currency neutral net revenue growth - Non-GAAP	60.0%	69.0%

Connected Fitness
Net revenue growth - GAAP	7.6%	50.6%
Foreign exchange impact	(3.6)%	(1.6)%
Currency neutral net revenue growth - Non-GAAP	4.0%	49.0%

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